Calculation of Filing Fee Tables
S-8
ChronoScale Holdings Corp
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, $0.0001 par value per share	Other	25,800,000	$ 16.93	$ 436,794,000.00	0.0001381	$ 60,321.25
Total Offering Amounts:						$ 436,794,000.00		$ 60,321.25
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 60,321.25
Offering Note
[1]	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions which results in an increase in the number of outstanding shares of the Registrant's common stock, par value $0.001 per share (the "Common Stock"). Represents (i) 22,500,000 shares of Common Stock issuable pursuant to the of ChronoScale Holdings Corporation Plan 2026 Omnibus Equity Incentive Plan (the "Plan") and (ii) 3,300,000 shares of Common Stock that may be issued pursuant to the Plan as a result of the share "recycling" provisions under the Plan. Calculated in accordance with Rules 457(c) and (h) under the Securities Act, based on the average of the high and low prices of the Common Stock on the Nasdaq Capital Market on July 2, 2026 which date is within five business days prior to the date of filing of this Registration Statement.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources